Exhibit 10.2

CENTENNIAL RESOURCE DEVELOPMENT, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Each member of the board of directors (the “Board”) of Centennial Resource Development, Inc. (the “Company”) who is not an employee of the Company or any parent or subsidiary of the Company and is not affiliated with Riverstone Investment Group LLC or NGP Energy Capital Management, L.L.C. (each, a “Non-Employee Director”) will receive the compensation in this Non-Employee Director Compensation Program (this “Program”) for service as a Non-Employee Director. The compensation described in this Program will be paid or be made, as applicable, automatically and without further action of the Board to each Non-Employee Director who is entitled to receive the compensation, unless the Non-Employee Director declines receipt of the compensation by written notice to the Company. The terms and conditions of this Program will supersede any prior cash or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. This Program will remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Non-Employee Director will have any rights under this Program. This Program will become effective on December 31, 2017 (the “Effective Date”).
I.    Cash Compensation
A.    Annual Retainers. Each Non-Employee Director will receive an annual retainer of $87,500 (the “Annual Retainer”).
B.    Payment of Retainers. Annual Retainers will be earned on a quarterly basis based on a calendar quarter and paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. If a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar quarter, the Non-Employee Director’s Annual Retainer will be prorated for the portion of the calendar quarter actually served as a Non-Employee Director.

II.    Equity Compensation
Non-Employee Directors will be granted the awards of Restricted Stock (as defined in the Company’s 2016 Long Term Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”)) described below (each, a “Restricted Stock Award”). The Restricted Stock Awards will be granted under and subject to the terms of the Plan and award agreements in substantially the form approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all Restricted Stock Awards under this Program are subject in all respects to the terms of the Equity Plan and the applicable award agreement.
A.    Restricted Stock Awards. A Non-Employee Director who is serving as a Non-Employee Director as of the Effective Date or any subsequent anniversary of the Effective Date (in any case, a “Grant Date”) will be automatically granted on each Grant Date a number of shares of Restricted Stock equal to the quotient obtained by dividing (i) $162,500 by (ii) the average daily closing price of one share of the Company’s Common Stock on the NASDAQ Capital Market over the five consecutive trading days ending on the day before the applicable Grant Date.
B.    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will, to the extent that they are otherwise eligible, be eligible to receive, Restricted Stock Awards under this Policy

Exhibit 10.2

on Grant Dates occurring after their termination of employment with the Company and any parent or subsidiary of the Company.

C.    Vesting. Each Restricted Stock Award shall vest in a single installment on the first anniversary of the Grant Date, subject to the Non-Employee Director continuing in service as a Non-Employee Director through the vesting date. Unless the Board otherwise determines, any Restricted Stock Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director will be immediately forfeited upon such termination of service and will not thereafter become vested.
III.    Compensation Limits
Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.
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